Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Atmus Filtration Technologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(a)	16,243,070	(2)	$21.00	$341,104,470	(3)	0.00011020	$37,589.72
Fees Previously Paid	Equity	Common Stock, $0.001 par value per share	457(o)	—		—	$100,000,000	(4)		$11,020.00
	Total Offering Amounts						$341,104,470			$37,589.72
	Total Fees Previously Paid									$11,020.00
	Total Fee Offsets									—
	Net Fee Due									$26,569.72

(1)	Includes shares of our common stock which the underwriters have the option to purchase to cover over-allotments.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(a) under the Securities Act.
(4)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(a) under the Securities Act.

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